Exhibit (a)(1)(iv)

Offer to Purchase

All Outstanding Shares of Common Stock

of

SCPHARMACEUTICALS INC.

at

$5.35 per share in cash, plus one non-tradable contingent value right per share representing the right to receive certain contingent payments of up to an aggregate amount of $1.00 per each contingent value right in cash on the achievement of specified milestones on or prior to the applicable milestone outside dates

Pursuant to the Offer to Purchase, dated September 8, 2025

by

SEACOAST MERGER SUB, INC.,

a direct wholly owned subsidiary of

MANNKIND CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE FOLLOWING

11:59 P.M. (EASTERN TIME), ON OCTOBER 6, 2025, UNLESS THE OFFER IS

EXTENDED OR EARLIER TERMINATED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Seacoast Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of MannKind Corporation, a Delaware corporation (“Parent”), to act as the information agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Company Shares”), of scPharmaceuticals Inc., a Delaware corporation (the “Company”), at a price of (i) $5.35 per Company Share, in cash (the “Cash Amount”), without interest, subject to any applicable withholding taxes, plus (ii) one non-tradable contingent value right (each a “CVR”) per Company Share, representing the right to receive certain contingent payments of up to an aggregate amount of $1.00 per CVR in cash, without interest, subject to any applicable withholding taxes, upon the achievement of certain regulatory and net sales milestones on or prior to the applicable milestone outside dates in accordance with the terms and conditions set forth in the Contingent Value Rights Agreement (the “CVR Agreement”), to be entered into with a rights agent (the “Rights Agent”) mutually agreeable to Parent and the Company (the Cash Amount plus the CVR, collectively, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 8, 2025 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) and the related Notice of Guaranteed Delivery (as it may be amended or supplemented from time to time, the “Notice of Guaranteed Delivery” and which, together with the Offer to Purchase and the Letter of Transmittal, constitutes the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Company Shares registered in your name or in the name of your nominee.

The conditions of the Offer are described in Section 15 of the Offer to Purchase.

Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Company Shares registered in your name or in the name of your nominee are copies of the following documents:

1. The Offer to Purchase.

2. The related Letter of Transmittal for your use in accepting the Offer and tendering Company Shares and for the information of your clients, together with the included IRS Form W-9 and instructions providing information relating to federal income tax backup withholding. Facsimile copies of the Letter of Transmittal may be used to tender Company Shares.

3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Company Shares and all other required documents are not immediately available or cannot be delivered to Broadridge Corporate Issuer Solutions, LLC, the depositary for the Offer (the “Depositary”) by one minute following 11:59 p.m. (Eastern time), on October 6, 2025 (the “Expiration Date,” unless the Offer is extended or earlier terminated in accordance with the Merger Agreement (as defined below), in which event “Expiration Date” will mean the subsequent time and date to which the expiration of the Offer is extended in accordance with the terms of the Merger Agreement) or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the “Notice of Guaranteed Delivery”).

4. A form of letter which may be sent to your clients for whose accounts you hold Company Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5. The Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

6. A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute following 11:59 p.m. (Eastern time), on October 6, 2025, unless the Offer is extended or earlier terminated in accordance with the terms of the Merger Agreement.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 24, 2025 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and the Company, pursuant to which, subject to the satisfaction or waiver (to the extent permissible) of the conditions set forth in the Merger Agreement, as promptly as practicable following the time as of which Purchaser accepts for payment all Company Shares validly tendered and not validly withdrawn pursuant to the Offer (the “Offer Acceptance Time”), Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a direct wholly owned subsidiary of Parent (the “Surviving Company”), on the terms and subject to the conditions set forth in the Merger Agreement. At the date and time of the filing of the certificate of merger in respect of the Merger with the Secretary of State of the State of Delaware or at such later date and time as is agreed upon in writing by the parties to the Merger Agreement and specified in the certificate of merger (the “Effective Time”), each Company Share then outstanding (other than any Company Shares owned by Parent, Purchaser or the Company or by any of their respective subsidiaries (or held in the Company’s treasury), which will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor) will be cancelled and (other than any Company Shares held by holders who are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”) and who have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be converted into the right to receive the Offer Price, without interest, subject to any applicable withholding of taxes. Under no circumstances will interest be paid with respect to the purchase of Company Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Company Shares.

After careful consideration, the board of directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, the CVR Agreement and the tender and support agreements with certain stockholders of the Company, including the Offer and the Merger (collectively, the “Transactions”) are advisable and fair to, and in the best interests of the Company and its stockholders; (ii) agreed that the Merger Agreement will be subject to Section 251(h) of the DGCL; (iii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, and approved the CVR Agreement and the transactions contemplated thereby; and (iv) resolved to recommend that the holders of Company Shares accept the Offer and tender their Company Shares to Purchaser pursuant to the Offer.

For Company Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Company Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal (or copy thereof), including any required signature guarantees, or, in the case of book-entry transfers, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery.

Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Company Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Company Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

You may contact us as Information Agent with questions and requests for assistance, and for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials, at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

MacKenzie Partners, Inc.

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, Parent, the Company, the Information Agent, or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

3